Exhibit 99.1

March 3, 2016	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart Announces Appointment of Lisa Galanti to its Board of Directors

Following the Retirement of J. Wayne Weaver

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced the appointment of Lisa Galanti to its Board of Directors. She will be replacing J. Wayne Weaver, who retired from the board effective today.

“Wayne has brought a wealth of knowledge to our company during the two terms that he has served on our board,” said Jay Stein, Chairman of the Board and Chief Executive Officer. “We appreciate all that he has done for us and I thank him for his wise counsel to our company.”

Ms. Galanti was managing director of Fitzgerald & Co., a leading marketing communications and advertising agency, when she retired in 2015. Before becoming managing director, she held other senior positions of increasing responsibility in account management and strategic planning since 1983. Ms. Galanti is involved in a number of Atlanta-based philanthropic organizations and is a graduate of the Wexner Heritage Foundation Leadership Program, founded by Leslie H. Wexner of Limited Brands. Ms. Galanti’s appointment to the Stein Mart Board of Directors is effective immediately.

“We are delighted to welcome Lisa to our board of directors,” said Jay Stein. “With an exceptional career in marketing and advertising, her guidance will be invaluable to us.”

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. With 278 locations from California to Massachusetts, as well as steinmart.com, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions. For more information, please visit www.steinmart.com.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com.